DATE: Acquisition of Community 1st Bancorp Exhibit 99.2

Safe Harbor Statement This presentation may contain forward-looking statements regarding First Foundation Inc. and its wholly-owned subsidiary, First Foundation Bank, Community 1st Bancorp and its wholly-owned subsidiary, Community 1st Bank, and the proposed acquisition. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; regulatory approvals of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with regulatory approvals of the acquisition; the shareholders of Community 1st Bancorp may fail to approve the consummation of the acquisition; and other conditions to the closing of the acquisition may not be satisfied. Annualized, pro forma, projected and estimated numbers in this press release are used for illustrative purposes only, are not forecasts and may not reflect actual results. Further information on First Foundation's risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016. Any forward-looking statement made by First Foundation herein speaks only as of the date on which it is made. Factors or events that could cause First Foundation's actual results to differ may emerge from time to time, and it is not possible for First Foundation to predict all of them. First Foundation and Community 1st Bancorp undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Additional Information about the Merger and Where to Find it The merger will require the approval of Community 1st Bancorp’s shareholders. This presentation is not a recommendation in favor of a vote on the transaction, nor is it a solicitation of proxies in connection with any such vote. Community 1st Bancorp will prepare and mail a proxy statement and other relevant documents to its shareholders in connection with the merger. The parties intend that First Foundation will issue shares of its common stock in the merger in reliance upon an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended, following a fairness hearing to be convened by the Commissioner of the California Department of Business Oversight. Details about the fairness hearing, including a formal notice of the hearing, will be published and made available to Community 1st Bancorp shareholders in accordance with Section 25142 of the California Corporations Code.   SHAREHOLDERS OF COMMUNITY 1ST BANCORP ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS THE FAIRNESS HEARING NOTICE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT, IN ADDITION TO ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.   The proxy statement, fairness hearing notice, and other relevant materials (when they become available) may be obtained free of charge by contacting the Corporate Secretary of Community 1st Bancorp at (530) 863-4815. Community 1st Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Community 1st Bancorp’s shareholders in connection with the proposed merger. Information concerning such participants’ ownership of Community 1st Bancorp and First Foundation equity securities will be set forth in the proxy statement relating to the merger when it becomes available. This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.

Transaction Rationale First Foundation Branches¹ Community 1st Bancorp Branches Expansion of First Foundation’s presence in the Greater Sacramento market Liquid balance sheet of Community 1st with 64% loan-to-deposit ratio complements First Foundation well Strong organic loan growth with consistent discipline in asset quality Revenue opportunity from expanded product set offered through Community 1st’s branches Attractive financial metrics with low execution risk First Foundation’s proven track record with opportunistic M&A into new markets + Note(s): 1: Map excludes First Foundation branch in Honolulu

Community 1st Bancorp – High Quality, Growing Franchise Financial Highlights 1 Franchise Highlights (3/31/17) 1 $374 million in assets and 3 branches along the I-80 corridor Liquid balance sheet with 64% loan-to-deposit ratio 36% non-interest bearing deposits Cost of deposits 2017 Q1: 0.41% Source: 1: Community 1st Bancorp Management

Each share of Community 1st Bancorp common stock exchanged for 0.453 shares of First Foundation common stock, subject to potential adjustment Approximately 2.96mm shares of First Foundation in 100% stock consideration Community 1st Bancorp’s options to be cashed out Community 1st Bancorp shareholders pro forma ownership of 8.2% (as of 3/31/17) Combined bank will operate under the First Foundation brand name Deal Terms Pricing Metrics¹ Approvals / Timing Aggregate Deal Value: $50.4 million Price / Tangible Book: 2.04x Price / LTM Earnings: 36.9x Price / MRQ Earnings Annualized: 31.4x Core Deposit Premium: 9.7% Community 1st Bancorp shareholder approval Customary regulatory approvals Closing anticipated during 2017 Q4 Note(s): 1: Pricing metrics assumes FFWM stock price of 16.57 - price as of market close on June 13, 2017 Transaction Overview Collar & Walk-away Fixed exchange ratio when First Foundation stock price is between $13.54 and $18.32 Above the range, exchange ratio adjusts lower if First Foundation outperforms the Nasdaq Bank Index by more than 15% Below the range, Community 1st Bancorp has walk-away right should First Foundation underperform the Nasdaq Bank Index by more than 15% (First Foundation has right to reinstate by adjusting the exchange ratio)

Pro Forma Transaction Impact

Pro Forma Balance Sheet[1]	▪ Total Assets	$4.1 billion
	▪ Total Net Loans	$3.3 billion
	▪ Total Deposits	$3.1 billion
Pro Forma Per Share Impact Accretion / (Dilution)	▪ 2018 EPS (Excl. Merger Exp.)	~6.6%
	▪ 2019 EPS	~4.9%
	▪ TBV Dilution/Share	~(2.5%)
	▪ TBV Earnback (Crossover Method[2])	Less than 4 years
Capital Ratios[3]	▪ Tier 1 Leverage Ratio – Current / Pro Forma	8.3% / 8.2%
	▪ Total RBC Ratio – Current / Pro Forma	12.1% / 11.8%

Transaction Assumptions

- $4.0 million in pretax transaction costs (approximately 8.0% of transaction value)
- Cost savings of approximately 50% based on Community 1st Bancorp annual noninterest expense
- Core deposit intangible of 1.50% of core deposits (approximately $4.6 million); amortized over 10 years
- Loan credit mark of 1.25% of loans (approximately $2.7 million)

Note(s):
1: Pro Forma Balance Sheet figures reflect the combined financial position of each company as of 3/31/2017
2: Crossover method defined as the number of years for projected pro forma TBV per share to exceed projected stand-alone TBV per share
3. FFI as of 3/31/17.

FIRST FOUNDATION

Copyright © 2017 First Foundation Inc. All Rights Reserved

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Pro Forma Loan and Deposit Composition (3/31/17) Loan Composition by Product Type¹ Deposit Composition by Product Type¹ Deposit Composition by Channel¹ Note(s): 1: Pro Forma Balance Sheet figures reflect the combined financial position of each company as of 3/31/2017 ($1.48 billion) ($636 million) ($40 million) ($632 million) ($264 million) ($207 million) ($28 million) ($1.2 billion) ($877 million) ($790 million) ($299 million) ($1.4 billion) ($1.1 billion) ($577 million) Total: $3.3 billion Total: $3.1 billion

CONTACT John Michel Chief Financial Officer (949) 202-4160 jmichel@ff-inc.com Tyler Resh Director of Marketing and Strategy (949) 202 4131 tresh@ff-inc.com